Strictly Private and Confidential

Exhibit 10.2

TRANSACTION AGREEMENT (“AGREEMENT”)
Dated 6 July 2018

Between:

Belmond Ltd.
c/o 1st Floor
Shackleton House
4 Battle Bridge Lane
London SE1 2HP
England
(“Belmond”)

AND

Mr. James B. Sherwood
24 The Boltons
London SW10 9SU
England
(“Mr. Sherwood”)

(individually, a “Party” and, collectively, the “Parties”)

Whereas:

A. Mr. Sherwood has certain rights under (i) a certain Amended and Restated Agreement Regarding Hotel Cipriani Interests dated as of February 8, 2005 (the “Direct Option”) and (ii) a certain Amended and Restated Right of First Refusal and Option Agreement Regarding Indirectly Held Hotel Cipriani Interests dated as of February 8, 2005 (the “Indirect Option”), including the right under specified circumstances to purchase the Belmond Hotel Cipriani (collectively, the rights and benefits to which Mr. Sherwood is entitled under the Direct Option and Indirect Option to be referred to as the “Sherwood Rights”);

B.     Belmond has certain rights under the Direct Option entitling it under specified circumstances to purchase the apartment owned by Mr. Sherwood in the Belmond Hotel Cipriani (the “Belmond Rights”), as more specifically identified in the deed of conveyance dated December 22, 1981 and any subsequent deed of conveyance relating to any addition to the apartment (the “Apartment”); and

C. The Parties wish to enter into this Agreement pursuant to which the Belmond Rights shall be reaffirmed and the Sherwood Rights shall be terminated in exchange for the consideration described below.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, the Parties agree as follows:

1.	Payments to be Made in Exchange for the Termination of the Sherwood Rights; Events to Occur upon the Closing Date

(a)
Guaranteed Payment. Belmond will pay to Mr. Sherwood an aggregate amount of $3 million in cash, such amount payable in three instalments commencing with the first for $1.4 million on the date of the execution of this Agreement (the “Closing Date”) and instalment payment of $800,000 on each of the 1st and 2nd anniversaries thereof (the “Guaranteed Payments”). Subject to Section 5 of this Agreement, all Guaranteed Payments and other payments to be made pursuant to this Agreement will be wired to an account specified by Mr. Sherwood within five (5) business days after the date they are due and payable.

(b)	Contingent Payment. In addition, if either a Change in Control of Belmond (as defined below) or a transfer of the Belmond Hotel Cipriani (each a “Trigger Event”) occurs within ten years after the

Closing Date, Belmond will make an additional one-time payment to Mr. Sherwood (the “Contingent Payment”) of $10 million in cash, if the Trigger Event occurs within one year after the Closing Date, which amount shall thereafter be annually decreased on each anniversary of the Closing Date by increments of $1 million so that, for example, if a Trigger Event occurred between the ninth and the tenth anniversary of the Closing Date, Mr. Sherwood would be entitled to $1 million. For the avoidance of doubt, (i) transfers of the Belmond Hotel Cipriani to any affiliate of Belmond will not constitute a Trigger Event, provided that any subsequent transfer of the Belmond Hotel Cipriani to a non-affiliate of Belmond will constitute a Trigger Event and (ii) in no event will the Contingent Payment be payable on more than one occasion. For purposes of this Agreement, (a) the term “transfer” means any direct or indirect sale, conveyance, lease, disposition or assignment of all or substantially all of the Belmond Hotel Cipriani pursuant to one or more transactions; the termination of the hotel business of the Belmond Hotel Cipriani by Belmond shall be deemed a transfer of the Belmond Hotel Cipriani, (b) the term “affiliate” (and any words with correlative meanings, including “affiliated”) shall mean, as to any person, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such person and (c) the term “control” (including the terms controlling, controlled by and under common control with) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

(c)
Termination of the Sherwood Rights. The Parties hereby acknowledge and agree that, notwithstanding anything to the contrary contained in the Direct Option or the Indirect Option, effective on the Closing Date, all of the Sherwood Rights (other than those set forth in this Agreement and the Lease (as defined below)), and any restrictions or obligations on the part of Belmond (including any of its successors or permitted assigns) in respect of the Sherwood Rights (other than those set forth in this Agreement and the Lease (as defined below)), are hereby terminated in their entirety and have no further force or effect.

(d)
Belmond to Retain the Belmond Rights. Notwithstanding anything to the contrary in this Agreement, including the termination of the Sherwood Rights hereunder, Belmond shall retain the Belmond Rights and nothing in this Agreement shall alter or impair the Belmond Rights or Mr. Sherwood’s (or his permitted transferee’s) obligations in respect thereof.

(e)	Definition of “Change in Control of Belmond”. For purposes of this Agreement, a “Change in Control of Belmond” shall mean any of the following events:

(i)
(x) any “person” (as that term is defined for the purposes of Section 13(d) or 14(d) of the U.S. Securities Exchange Act, as amended (the “Exchange Act”)), other than Mr. Sherwood or a group including Mr. Sherwood, shall directly or indirectly become the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act) of, or directly or indirectly acquire, Equity Interests (as defined below) representing more than 50% of (1) any of the following (A) the then outstanding class A common shares of Belmond, (B) the then outstanding class B common shares of Belmond, (C) a combination of the then outstanding class A common shares of Belmond and class B common shares of Belmond or (D) the then outstanding Equity Interests of Belmond or (2) the then outstanding Equity Interests of Belmond Holdings 1 Ltd. (including any successor thereto, “Holdings”) or the voting power of the then outstanding Equity Interests of Holdings, or (y) any “person” (as that term is defined for the purposes of Section 13(d) or 14(d) of the Exchange Act), other than Belmond, occupies or controls a majority of the seats (other than vacant seats) on the board of directors of Holdings, provided that a transaction will not be deemed to be a Change in Control of Belmond under this clause if Belmond (a) becomes a direct or indirect wholly owned subsidiary of an ultimate parent holding company and (b) the holders of the Equity Interests in such ultimate parent holding company immediately following that transaction are substantially the same as the holders of the Equity Interests in Belmond immediately before that transaction;

(ii)
individuals who (1) on June 1, 2018, constituted Belmond's Board of Directors (the “Original Directors”) or (2) are the successor to an Original Director and were (A) nominated by the Board of Directors or a committee thereof on which Original Directors constitute a majority or

(B) so long as Holdings is a direct or indirect wholly owned subsidiary of Belmond, were elected or appointed to the Board of Directors with the approval or consent of Holdings (or an affiliate thereof), shall cease to constitute a majority of Belmond's Board of Directors; provided, that, any successor director nominated, elected or appointed pursuant to clause 2 shall be considered an Original Director for purposes of determining future successors;

(iii)
Belmond amalgamates, merges or consolidates with or into any entity or entities not affiliated with Belmond or Mr. Sherwood, or any third person (other than Mr. Sherwood or a group including Mr. Sherwood) effects any cash tender or exchange offer or similar business combination, except (in any case) if shares representing more than 50% of the voting power of the outstanding voting shares of the surviving or resulting entity are beneficially owned (directly or indirectly) by the holders of Belmond's shares immediately before the transaction or series of transactions; or

(iv)
Belmond sells, leases, exchanges or otherwise disposes of all or substantially all of its assets and business, except (in any case) to (A) Mr. Sherwood or a group including Mr. Sherwood or (B) an entity of which at least 50% of the outstanding shares are beneficially owned (directly or indirectly) by Belmond or one of its controlled affiliates or the holders of Belmond's shares immediately before the transaction or series of transactions.

For purposes of this Agreement, (i) any issuances of securities to Holdings following the execution of this Agreement shall be excluded from any determinations or calculations made pursuant to this Agreement, (ii) the term “Equity Interests” shall mean shares of capital stock or other share capital, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, or any obligations convertible into or exchangeable for, or giving any person a right, option or warrant to acquire, such equity interests or such convertible or exchangeable obligations and (iii) the terms “class A common shares of Belmond” and “class B common shares of Belmond” shall include any successor Equity Interests to the class A common shares of Belmond and class B common shares of Belmond, including any Equity Interests resulting from the conversion of such shares.

2.	Period of Assurance

If:

(i)
within six months after the Closing Date, a third party publicly discloses a bona fide offer for a Change in Control of Belmond (or a third-party bona fide offer for a Change in Control of Belmond otherwise becomes publicly known), and within six months after such public disclosure of an offer or the date on which an offer otherwise becomes publicly known, such third party or any other third party were to consummate such Change in Control of Belmond; or

(ii)	within one year after the Closing Date, a transfer of Belmond Hotel Cipriani (other than to an affiliate of Belmond) were to occur,

then Belmond will pay Mr. Sherwood $25 million in cash less any amounts already paid to him pursuant to Section 1 (or credited to him pursuant to Section 1 under the Credit Line (as described in Section 5)) and no additional amounts shall be due to him, including any Guaranteed Payments under Section 1.

3.	Certain On-going Benefits for Mr. Sherwood

In recognition of his founding of Belmond and his service to Belmond as its executive chairman, chairman and non-executive director during that period, Mr. Sherwood (i) shall be entitled to use Belmond’s travel agent services in accordance with past practice and for so long as such services are provided to executives of Belmond by a Belmond affiliate; and (ii) for his lifetime will: (A) hold the title of Founder and Chairman Emeritus and will be referred to in appropriate publications by that title; and (B) continue to enjoy the same discount on Belmond products and services which is accorded to Belmond’s directors, subject to the terms and restrictions set by the board of directors of Belmond and in effect from time to time. Other than as expressly provided herein, this Section 3 does not amend, modify, waive or terminate any rights, benefits or privileges that were conferred to Mr. Sherwood by Belmond.

4.	Belmond Hotel Cipriani Lease

Mr. Sherwood, as lessor, has since 1982 leased the Apartment to Belmond Hotel Cipriani SRL, as lessee (“BHC”), pursuant to a rental agreement that provides for, among other things, a sharing of revenue generated by the Apartment when it is released by Mr. Sherwood into the hotel’s inventory (the “Lease”). The parties are generally satisfied with the terms of the Lease, but seek to supplement and amend the Lease with the following terms:

(a)	Mr. Sherwood’s heirs would succeed him as the lessor under the Lease;

(b)
The lessee would continue to be responsible for maintenance in connection with “wear and tear” on the interior of the Apartment and maintenance generally on the exterior; the lessor would continue to be responsible for other interior maintenance and capital expenditure requirements of the Apartment, provided that lessee may in its discretion propose other interior maintenance and capital expenditure projects or initiatives on the basis that lessee would be willing to bear the cost so long as lessor approves such project or initiative;

(c)
The lease shall be terminable by either party upon one year’s notice; provided, however, that if lessor fails to release the Apartment into the hotel’s inventory for more than thirty (30) days’ during any calendar year, lessee shall be able to terminate the lease upon thirty (30) days’ notice;

(d)	BHC would not discriminate against the Apartment in a way that would impede access or egress from the lobby or corridors or impair the provision of utilities; and

(e)	Lessor would provide thirty (30) days’ notice of his or his guests’ upcoming stays at the Apartment.

Separately, Belmond agrees that should Dr. Shirley Sherwood survive Mr. Sherwood, so long as she or one of Mr. Sherwood’s heirs owns the Apartment, Dr. Sherwood will benefit from the existing and ongoing rights, benefits and privileges with respect to the Belmond Hotel Cipriani afforded to Mr. Sherwood. Belmond shall procure the compliance of BHC with the terms of this Section 4.

5.	Credit Line

Belmond shall establish a credit line for Mr. Sherwood consisting of the amounts due and payable to him as Guaranteed Payments (the “Credit Line”), as to which he shall instruct whether and to what extent he shall wish to have the balance on the Credit Line paid to him as cash or to remain as a credit against which he could offset (i) charges for his use of Belmond properties (net of applicable director discounts), (ii) airline tickets purchased for him and his spouse through Belmond’s in-house travel agency in accordance with past practice, and (iii) certain costs related to matters covered in this Agreement that may be discharged by Belmond, specifically his office staff costs in London, provided that Belmond shall be provided with requisite comfort that payment of any such cost on Mr. Sherwood’s behalf is lawful and appropriate and, in the case of his staff costs, would not imply any assumption whatsoever of employer liabilities associated with such staff.

For illustrative purposes, the Credit Line upon execution of this Agreement shall immediately be $1 million, subject to Mr. Sherwood’s instruction to pay him all or a portion of the first installment of the Guaranteed Payments in cash. Any balance on the Credit Line shall be available to be setoff against the costs listed in the paragraph above.

6.    Attorney’s Fees

Within five (5) business days’ after the Closing Date, Belmond shall reimburse Mr. Sherwood up to an amount of $25,000 in cash in respect of his reasonable attorney’s fees in connection with the preparation and negotiation of this Agreement, subject to satisfactory documentation thereof. Mr. Sherwood shall be entitled to offset any incremental amount of such attorney’s fees against the Credit Line.

7. Miscellaneous

(a)
Payments Not Dependent on Survival; Successors and Assigns. For avoidance of doubt, the payments described in Sections 1 and 2 of this Agreement shall be made to Mr. Sherwood or his estate should he not survive the relevant payment date. This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective heirs, personal representatives, successors and permitted assigns.

(b)
Benefits, Privileges and Lease upon a Change of Control of Belmond or Transfer of the Hotel Belmond Cipriani. Without limiting Section 7(a), in the event that a Change of Control of Belmond or a transfer of the Belmond Hotel Cipriani occurs while Mr. Sherwood or one or more of his heirs owns the Apartment, any counterparty to such transfer or Change of Control shall execute an undertaking to assume the respective obligations of Belmond and BHC pursuant to Sections 3 and 4 hereunder and the Lease; for the avoidance of doubt, such undertaking will afford Mr. Sherwood and Dr. Sherwood the rights, benefits and privileges set forth in Sections 3 and 4 hereunder and the Lease. Mr. Sherwood understands and agrees that such counterparty would be entitled to the rights of Belmond in respect of Sections 1(d), 3 and 4 hereunder.

(c)
Governing Law. This Agreement and all matters arising from or connected with it shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts or choice of law principles thereof.

(d)	Disputes. Any dispute arising out of or related to this Agreement shall be resolved by an arbitration proceeding conducted in accordance with the following:

(i)	The arbitration proceeding shall be governed by the rules of the Judicial Arbitration & Mediation Services (“JAMS”);

(ii)	There shall be three (3) arbitrators, named in accordance with the rules of the JAMS;

(iii)	The arbitration proceeding shall take place in New York, New York;

(iv)
The arbitration proceeding shall be conducted as expeditiously as possible with due consideration for the complexity of the dispute in question. The arbitrator shall issue its decision in writing within forty-five (45) calendar days from the hearing of final arguments by the parties;

(v)	The arbitration award shall be given in writing and shall be final and binding on the parties, and not subject to any appeal and shall deal with the question of costs of arbitration;

(vi)
Judgment upon the award may be entered in any court having jurisdiction, provided, however, that any party seeking to vacate the award shall only move to vacate the award in an appropriate court in New York County, New York or in opposition to a motion to confirm the award; and

(vii)	The parties shall keep confidential the arbitration proceedings and the terms of any arbitration award, except as may be otherwise required by applicable law.

(e)
Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES

HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(f)
Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (a) on the date sent by e-mail of a PDF document if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, (b) when delivered, if delivered personally to the intended recipient, and (c) one business day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a Party at the following address for such Party:

(i) if to Belmond:

Belmond Ltd.
c/o 1st Floor
Shackleton House
4 Battle Bridge Lane
London SE1 2HP
England
Attention: Executive Vice President, Chief Legal Officer
Email: richard.levine@belmond.com

(ii) if to Mr. Sherwood:

Mr. James B. Sherwood
24 The Boltons
London SW10 9SU
England
Email: jamesbsherwood@jbsmanagement.com

with copies to (which shall not constitute notice):

Michael I. Frankel
Carter Ledyard & Milburn LLP
2 Wall Street
New York, NY 10005
Email: frankel@clm.com

(g)
Entire Agreement; Amendment. This Agreement sets forth the entire understanding of the Parties with respect to its subject matter, and supersedes all prior understandings or agreements of the Parties hereto with respect to its subject matter. This Agreement may be amended or modified only by a written instrument executed by all of the Parties.

(h)
Interpretation. The Parties acknowledge and agree that (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (b) in the event of any ambiguity or question of intent or interpretation, this Agreement shall be construed as jointly drafted by the Parties and the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation hereof and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto, regardless of which party was generally responsible for the preparation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

This Agreement may be executed in any number of counterparts, each of which is an original and all of which together evidence the same agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of date and year first written above.

JAMES B. SHERWOOD, individually

/s/ J Sherwood
__________________

BELMOND LTD.

/s/ Roeland Vos
__________________
By:
Name: Roeland Vos
Title: CEO